Exhibit 3.2

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

IRHYTHM TECHNOLOGIES, INC.

Kevin King certifies that:

1. He is the President and Chief Executive Officer of iRhythm Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”).

2. The name of the Corporation is iRhythm Technologies, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 14, 2006.

3. ARTICLE IV of the Corporation’s Amended and Restated Certificate of Incorporation is amended and restated in its entirety to read as follows:

“The total number of shares of stock that the corporation shall have authority to issue is 176,020,892, consisting of 109,000,000 shares of Common Stock, $0.001 par value per share, and 67,020,892 shares of Preferred Stock, $0.001 par value per share. The first Series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of 20,093,232 shares, the second series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of 3,666,416 shares, the third series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of 8,003,894 shares, the fourth series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of 15,457,350 shares, and the fifth series of Preferred Stock shall be designated as “Series E Preferred Stock” and shall consist of 19,800,000 shares.”

4. ARTICLE V Section 4(d)(i)(1) of the Corporation’s Amended and Restated Certificate of Incorporation is amended and restated in its entirety to read as follows:

“up to 19,800,000 shares of Series E Preferred Stock issued at or above the Original Issue Price;”

5. This Certificate of Amendment of Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

(signature page follows)

IN WITNESS WHEREOF, iRhythm Technologies, Inc. has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be signed by Kevin King, a duly authorized officer of the Corporation, on March 4, 2015.

/s/ Kevin King
Kevin King
President and Chief Executive Officer